Exhibit 99.1

Radian Appoints Jeff Tennyson as Interim President of Clayton

PHILADELPHIA--(BUSINESS WIRE)--March 9, 2016--Radian Group Inc. announced today that it has appointed Jeff Tennyson to serve as interim president of Clayton Holdings LLC, Radian’s principal mortgage and real estate services subsidiary, effective immediately. The announcement follows the departure of Joe D’Urso, the company’s former president, also effective immediately.

“Clayton is a leader in its industries and has provided Radian with an excellent opportunity to grow and diversify,” said Radian’s Chief Executive Officer S.A. Ibrahim. “Given Jeff’s deep knowledge of the business, strong customer relationships and support of our talented team, I have great confidence that he will help us continue to achieve our strategic objectives and realize even greater success.”

Radian acquired Clayton, a leading provider of risk-based analytics, residential loan due diligence, consulting, surveillance and valuation solutions, in June 2014. Tennyson, who joined Clayton in February 2015 as chief operating officer, has been responsible for Clayton’s U.S. business units including: Transaction Management, Consulting, Surveillance, Green River Capital and ValuAmerica. In his new role, Tennyson will be responsible for the overall operating results of the company’s business lines.

Tennyson has more than 30 years of experience in the financial services industry. Prior to joining Clayton, he was chief operating officer of B2R Finance, L.P., a specialty finance company of the Blackstone Group that provides mortgage financing for owner/operators of single-family residential rental properties. Prior to B2R, Tennyson was chairman and chief executive officer of Strategic Lending Group and managing director of Strategic Growth Bank. For 12 years, he was also chairman and chief executive officer of EquiFirst Corporation, a national non-agency mortgage lender and subsidiary of Barclays. Tennyson is a Certified Public Accountant and holds a business degree from Harding University and an MBA from Harvard Business School.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz